EXHIBIT 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Qorvis Communications
(770) 632-8322	Karen Vahouny (703) 744-7809
WORLD AIR HOLDINGS FILES FORM 8-K WITH AUDITED 2004 RESULTS FOR NORTH AMERICAN AIRLINES
Investor Call Scheduled for 9 a.m. Thursday, Oct. 20, 2005
PEACHTREE CITY, Ga. (Oct. 20, 2005) – World Air Holdings, Inc. (NASDAQ: WLDAE), parent company of World Airways and North American Airlines, today filed a Form 8-K/A with re-audited 2004 financial results for North American, which was acquired on April 27, 2005.
     Total revenues for 2004 were $212.9 million compared to the estimate of $213.4 million, as stated during the May 5 investor conference call, with military revenues for 2004 of $92.0 million versus the $88.9 million previously stated. The difference is due primarily to adjustments for end-of-period cutoffs, the timing of credits due to customers, and billing errors.
     Operating income for 2004 was approximately $770,000, compared to the $500,000 estimate provided during the May 5 call. The higher-than-estimated operating income was the result of several positive factors: reimbursement of qualifying heavy maintenance reserves paid to lessors, recognition of insurance proceeds for aircraft damage, reversal of a write-off of funds embargoed by the civil courts in the Dominican Republic and depreciation adjusted to a straight-line basis.
     Those factors were partially offset by increases in expenses resulting from properly accounting for aircraft lease costs on a straight-line basis and recognizing federal excise tax penalties due to late filings or non-filing of excise tax returns.
     “North American’s 2004 re-audited financial results are positive and reinforce the rationale for this acquisition,” said Randy Martinez, World Air Holdings chief executive officer. “We’re pleased to complete this important process and focus on continuing the success of both of our airlines.”
     Increased military demand at World Airways and North American led to the company’s issuance of improved guidance for the third quarter of 2005. On Sept. 29, 2005, World Air Holdings announced that it expected third-quarter revenues to be in the range of $215 to $225 million, with military revenues of $145 to $155 million, and operating income between $22 and $24 million. The company now expects results to be in the lower end of the guidance range.
     The company also announced that the Nasdaq Listing Qualifications Panel has granted an appeal hearing on Nov. 3, 2005 regarding non-compliance notifications issued on Sept. 27 and Sept. 28, citing the delay in filing the amended 8-K and the lack of a completed review by the company’s independent auditor of the company’s 2005 second-quarter financial statements.

INVESTOR CONFERENCE CALL
Oct. 20, 2005, at 9 a.m. EDT
Phone: 866-436-5160, Conference ID number 1666933
     A conference call will begin at 9 a.m. EDT on Oct. 20, 2005. Investors and media can access the conference by calling 866-436-5160, ID # 1666933, prior to the 9 a.m. start time. The investor call will be available live via the World Wide Web at www.worldairholdings.com/investor. The on-line replay will be available until Nov. 3, 2005, at the same site shortly after the Webcast is complete. The broadcast also will be available at www.streetevents.com.
About North American Airlines
     North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on “niche” markets, where high product quality and excellent passenger service provide value to its customers. Founded in 1989, North American operates a fleet of eight 767 and 757 passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.
About World Air Holdings, Inc.
     World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004.
[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]
ATTACHMENT:
2004 North American Selected Financial Information

North American Airlines, Inc.
SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT FOR BLOCK HOUR RESULTS)
(unaudited)

RESTATED
YEAR ENDED
DECEMBER 31, 2004
OPERATING REVENUES
Total operating revenues	212,926

OPERATING EXPENSES
Flight operations	73,030
Maintenance	25,899
Aircraft rent and insurance	33,148
Fuel	48,013
Flight operations subcontracted to other carriers	915
Commissions	6,775
Depreciation and amortization	431
Sales, general and administrative	23,945

Total operating expenses	212,156

OPERATING INCOME	$770

BLOCK HOUR RESULTS

BLOCK HOURS	27,145

OPER REVENUE PER BLOCK HOUR	$7,844
OPER EXPENSE PER BLOCK HOUR	7,816

Operating Spread Per Block Hour	$28

(1) The selected financial data provided above was derived from the Form 8K/A and provides a summary only. The Form 8K/A should be read in its entirety.